Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Albany Molecular Research, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-152169, No. 333-80477 and No. 333-91423) on Form  S-8 of Albany Molecular Research, Inc. of our reports dated March 12, 2009, with respect to the consolidated balance sheets of Albany Molecular Research, Inc. and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008, annual report on Form 10-K of Albany Molecular Research, Inc. and subsidiaries. Our report on the consolidated financial statements refers to a change in the method of accounting for pension and other post retirement benefit obligations in 2006.

/s/ KPMG LLP
Albany, New York
March 12, 2009